Exhibit 3.1

Note: These Articles of Incorporation of Microtek Medical Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Georgia f/k/a Isolyser Company, Inc., have been compiled from the Corporation’s original Articles of Incorporation and all amendment’s thereof filed with the Secretary of State of Georgia as of March 16, 2005 for purposes of filing with the Corporation’s reports and other filings with the Securities and Exchange Commission.

COMPILED

ARTICLES OF INCORPORATION

OF

ISOLYSER COMPANY, INC.

ARTICLE I

NAME

The name of the corporation shall be: Microtek Medical Holdings, Inc.

ARTICLE II

The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

ARTICLE III

The corporation shall have perpetual duration.

ARTICLE IV

The purpose of the corporation is pecuniary gain and profit, to engage in the business of designing and manufacturing products to assist health care providers to safely dispose of contaminated health care disposables and to engage in any and all other activities necessary or incidental to the accomplishment thereof; to own, mortgage, sell, lease, broker, finance, convey and otherwise deal in goods, wares, merchandise and personal and real property of every kind and description; to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to corporations for profit under the laws of the State of Georgia; and to have all the rights, powers, privileges and immunities which now or hereafter may be allowed to corporations under the laws of the State of Georgia.

ARTICLE V

The total number of shares of capital stock which the Corporation has authority to issue is One Hundred Ten Million (110,000,000), divided into Ten Million (10,000,000) shares of preferred stock without par value (the “Preferred Stock”) and One Hundred Million (100,000,000) shares of $.001 par value per share common stock (the “Common Stock”).

1. PREFERRED STOCK.

1.1. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. The description of shares of each class or series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and filed with the Secretary of State of Georgia as part of the statements required by law to filed with respect to issuance of such Preferred Stock prior to the issuance of any shares of such class or series.

1.2. The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular class or series of Preferred Stock and, if and to the extent from time to time required by law, by filing to set or change the number of shares to be included in each class or series of Preferred Stock and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such class or series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

1.2.1. the annual dividend rate on shares of such class or series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

1.2.2. whether the shares of such class or series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

1.2.3. the obligation, if any, of the Corporation to retire shares of such class or series pursuant to a sinking fund;

1.2.4. whether shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

1.2.5. whether the shares of such class or series shall have voting rights, in addition to the voting rights provided by law, and if so, the extent of such voting rights;

1.2.6. the rights of the shares of such class or series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

1.2.7. any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such class or series.

1.3. The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

1.4. Participating Preferred Stock.

1.4.1. The distinctive serial designation of this series shall be “Participating Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

1.4.2. The number of shares in this Series shall initially be 500,000 which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

1.4.3. The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding seventy days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 100 shares of common stock, $.001 par value per share (“Common Stock”), of the Corporation. In the event the Corporation shall at any time after the close of business on December 31, 1996 (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock, or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid or to made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition), if any, on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

1.4.4. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

1.4.5. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the aggregate amount distributed prior to such date or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section 1.4.5, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section 1.4.5 before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

For purposes of this Section 1.4.5, the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

1.4.6. The shares of this Series shall not be redeemable without the consent of the holder of such shares.

1.4.7. In addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, as amended, of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

1.4.8. The shares of this Series shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

2. COMMON STOCK. Subject to all of the rights of the Preferred Stock as expressly provided for herein or by law, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation’s Articles of Incorporation, including, but not limited to, the following rights and privileges:

2.1. dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

2.2. the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

2.3. upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation available for distribution to holders of Common Stock shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.

ARTICLE VI

The corporation will not commence business until it shall have received not less than $500.00 in payment for the issuance of shares of its stock.

ARTICLE VII

The initial registered office of the corporation shall be Eight Piedmont Center, Suite 210, Atlanta, Georgia 30305. The initial registered agent at such address shall be Craig A. Wagner.

ARTICLE VIII

The initial Board of Directors shall consist of three (3) members whose names and addresses are:

Travis Honeycutt	8 Lago Sud
Irvine, California 92714

Robert L. Taylor	130 May Glen Way
Roswell, Georgia 30076

Dr. Myron Spector	Emory University
School of Medicine
Atlanta, Georgia 30322

ARTICLE IX

The corporation may, upon adoption of a resolution by its Board of Directors, purchase its own shares to the extent of unreserved and unrestricted capital surplus available therefor.

ARTICLE X

The Board of Directors of the corporation may, from time to time, in its discretion and without approval by or authorization from the shareholders of the corporation, distribute to the shareholders out of capital surplus of the corporation a portion of its assets.

ARTICLE XI

No holder of any shares of this corporation shall have the preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire shares.

ARTICLE XII

The name and address of the incorporator of the corporation are Craig A. Wagner, Eight Piedmont Center, Suite 210, Atlanta, Georgia 30305.

ARTICLE XIII

To the extent allowable pursuant to O.C.G.A. Section 14-2-171(b), no director of this Corporation shall be personally liable to this Corporation or its shareholders for any breach of duty of care or other duties as a director.

ARTICLE XIV

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the Directors and shall not be deemed to provide to any constituency any right to be considered.

WITNESS the signature of the undersigned incorporator.

/s/ Craig A. Wagner
Craig A. Wagner, Incorporator

CONSENT TO APPOINTMENT AS REGISTERED AGENT

TO:	Secretary of State
Ex-Officio Corporation
Commissioner
State of Georgia

I, Craig A. Wagner, do hereby consent to serve as registered agent for the corporation Isolyser Company, Inc.

This 15th day of June, 1987.

/s/ Craig A. Wagner
Craig A. Wagner

Eight Piedmont Center

Suite 210

Atlanta, Georgia 30305